Exhibit 99.1

Press Release
April 18, 2017

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2017

LCNB Corp. (LCNB) today announced net income of $3,246,000 (total basic and diluted earnings per share of $0.32) for the three months ended March 31, 2017.  This compares to net income of $2,964,000 (total basic and diluted earnings per share of $0.30) for the same three-month period in 2016.

Commenting on the financial results, LCNB Chief Executive Officer Steve Foster said, "We are pleased to present our financial results for the first quarter of 2017. Net income for the 2017 quarter was 9.5% greater than for the first quarter of 2016. Return on average assets (ROAA) was 1.01% and the return on average equity (ROAE) was 9.10%. This compares to an ROAA of 0.93% and an ROAE of 8.37% for the first quarter of 2016. Much of the increase was driven by growth in the loan portfolio, from a net balance of $775.6 million at March 31, 2016 to $807.2 million at March 31, 2017."

Net interest income for the three months ended March 31, 2017 increased $215,000 over the comparable period in 2016, due primarily to growth in LCNB's loan portfolio, partially offset by a decrease in the average rate earned on the portfolio.

The provision for loan losses for the three months ended March 31, 2017 was $75,000 less than the comparable period in 2016. Net loan charge-offs for the three months ended March 31, 2017 totaled $262,000, as compared to net charge-offs of $69,000 for the three months ended March 31, 2016.  Non-accrual loans and loans past due 90 days or more and still accruing interest decreased $1,867,000, from $5,748,000 or 0.70% of total loans at December 31, 2016, to $3,881,000 or 0.48% of total loans at March 31, 2017. The decrease is primarily due to two non-accrual commercial real estate loans to the same borrower with a carrying value of $1,236,000 at December 31, 2016 that were transferred into other real estate owned and subsequently sold during the first quarter 2017.

Non-interest income for the three months ended March 31, 2017 was $212,000 less than the comparable period in 2016, primarily due to the absence of $371,000 in gains from sales of securities recognized during the first quarter 2016.

Non-interest expense for the three months ended March 31, 2017 was $324,000 less than the comparable period in 2016, primarily due to the absence of a $251,000 penalty incurred during the first quarter 2016 to pre-pay a Federal Home Loan Bank borrowing bearing an interest rate of 5.25%. The borrowing was paid off to reduce future interest expense on long-term debt.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Preble, Ross and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.